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                                                                   EXHIBIT 2.5


                                AMENDMENT NO. 1
                         TO PURCHASE AND SALE AGREEMENT

     This Amendment No. 1 to Purchase and Sale Agreement is made as of the 24th day of July, 1995, by and between Cable TV Fund 12-B, Ltd., a Colorado limited partnership ("Seller"), and Jones Intercable, Inc., a Colorado corporation ("Buyer").

                                    RECITALS

     A. Seller and Buyer entered into a purchase and sale agreement dated as of February 22, 1995 (the "Purchase and Sale Agreement") pursuant to which Seller agreed to sell to Buyer and Buyer agreed to purchase from Seller a cable television system located in and around the cities of Augusta, Blythe and Hephzibah, Georgia and the counties of Burke, Columbia and Richmond, Georgia (the "Augusta System").

     B. Seller and Buyer mutually desire to amend the Purchase and Sale Agreement as set forth in this Agreement.

                                   AGREEMENT

     In consideration of the mutual promises contained in the Purchase and Sale Agreement and in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Subject to the adjustments to be made in accordance with Paragraph 4 of the Purchase and Sale Agreement, the total purchase price for the Assets (as such term is defined in the Purchase and Sale Agreement) shall be One Hundred Forty-Two Million Six Hundred Eighteen Thousand and no/100's Dollars ($142,618,000.00) (the "Purchase Price"), which Purchase Price represents the average of three separate independent appraisals of the Augusta System. The Purchase Price shall be payable to Seller at Closing (as such term is defined in the Purchase and Sale Agreement) in cash, by cashier's check or by wire transfer of federal funds to a bank or banks designated by Seller.

     2. Except as provided in the foregoing Paragraph 1 of this Agreement, all terms and conditions of the Purchase and Sale Agreement remain unchanged and unaffected by this Agreement.
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     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.
                                            SELLER:

                                            CABLE TV FUND 12-B, LTD.,
                                            a Colorado limited partnership

                                            By: Jones Intercable, Inc.,
                                                a Colorado corporation,
                                                as its general partner

                                              By:
                                                  James B. O'Brien
                                                  President

                                            BUYER:

                                            JONES INTERCABLE, INC.,
                                            a Colorado corporation

                                            By:
                                                Elizabeth M. Steele
                                                Vice President